Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended June 30, 2024

HOUSTON, Texas – July 24, 2024 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended June 30, 2024.

Second Quarter 2024 Financial Results
•Total revenue of $1.3 billion
•Net income attributable to common stockholders of $11 million, or $0.03 per share
◦Includes $11 million in merger and integration expenses
•Adjusted EBITDA of $324 million
◦Excludes merger and integration expenses

Other Key Items
•Year-to-date through June 30, 2024: Cash from Operations of $563 million, Free Cash Flow of $206 million
•Returned $164 million to shareholders in the second quarter and $295 million in the first half of the year; confirmed expectation to return at least $400 million to shareholders in 2024
◦Used $132 million to repurchase 12 million shares in the second quarter; since the close of the NexTier merger and Ulterra acquisition through June 30, 2024, returned $407 million to shareholders including $309 million to repurchase 28 million shares
◦$819 million in remaining share repurchase authorization as of June 30, 2024
◦Declared a quarterly dividend on its common stock of $0.08 per share, payable on September 16, 2024 to holders of record as of September 3, 2024

Management Commentary
“We remain focused on operating our business to maximize returns through the cycle,” said Andy Hendricks, Chief Executive Officer. “U.S. Contract Drilling beat our expectations on strong margins, as revenue per day for the highest quality rigs has remained steady in the first half of the year. In Completion Services, our electric frac technology delivered great operational results and has been extremely well received by our customers, which helped to offset some of the short-term activity declines we saw in the natural gas basins. Drilling Products had another strong quarter with additional market share gains and margin growth, despite the impact from normal seasonal spring break up in Canada. Our strong free cash flow in the first half of the year demonstrates the resiliency of our business.”

“The outlook for U.S. shale drilling activity for the rest of the year appears relatively steady at current levels, with a return to growth expected in 2025, particularly in natural gas basins,” continued Mr. Hendricks. “For Patterson-UTI, we believe we have additional paths for capital efficient returns growth that should exceed the industry rig count recovery. With regards to our more traditional drilling and completions businesses, we recently entered into our first fully integrated drilling and completions offering with a performance-based contract, where the customer is using a suite of our core products and services across a full pad. We are excited with what we have seen so far and believe we have growth opportunities with our integrated drilling and completion model. This integrated approach creates a unique and differentiated value proposition for our customers that we can use to drive accretive returns for our investors. Our competitive position is unique with multiple complementary services and products across both our drilling and completions businesses, and we look forward to capitalizing on our integrated business model opportunities.”

“On the Power front, our natural gas fueling business is supporting almost 2 million horsepower of natural gas powered frac equipment. We are deploying a new CNG and field gas blending technology in West Texas in the third quarter, which we think is the best solution on the market and can help customers overcome the many challenges to using field gas to minimize their overall fuel costs more consistently. Our experienced teams in natural gas fueling and electrical controls engineering are delivering a diverse suite of power services and assets both inside and outside the oilfield. We believe there is a large addressable market outside of powering our own assets, and we are pleased with our progress as we continue to grow our presence in those markets. Our leadership position across multiple power technologies puts us in a strong position to bring value to our customers in the oilfield and drive additional growth outside the oilfield in the future.”

Mr. Hendricks added, “Wellsite integration and power distribution are just two examples of areas we think we can deliver capital efficient growth over the near-term beyond our expected recovery in the rig count. We are excited about the future of our company and are committed to delivering industry leading capital efficiency and free cash flow no matter the macro scenario.”

“We opportunistically accelerated our share repurchases, taking advantage of a share price that we believe is considerably below its intrinsic value and continuing our long history of returning capital to shareholders,” said Andy Smith, Chief Financial Officer. “In just three full quarters since we closed the NexTier merger and the Ulterra acquisition, through June 30, 2024 we used $309 million to repurchase 28 million shares, while maintaining our dividend and lowering our net debt, including leases. We are demonstrating the strong free cash flow generation capability of our company, which is a testament to the capital discipline of our team and our operational and commercial strategy. We expect to convert approximately 40% of our adjusted EBITDA to free cash flow in 2024.”

Drilling Services

During the second quarter, Drilling Services revenue totaled $440 million. Drilling Services adjusted gross profit was $179 million during the quarter compared to $186 million during the prior quarter.

Within the Drilling Services segment for the second quarter, U.S. Contract Drilling revenue was $378 million, and adjusted gross profit was $168 million, with the segment beating our expectations on a slight increase in revenue per day and adjusted gross profit per operating day. U.S. operating days totaled 10,388, with activity in line with our expectation. The average rig revenue per operating day in U.S. Contract Drilling was $36,430 in the quarter, and the adjusted gross profit per operating day in U.S. Contract Drilling was $16,190, a slight increase from the previous quarter. Adjusted gross profit per operating day outperformed our expectations on a slight increase in average revenue per operating day, which was higher than we had previously expected, with pricing for the highest-quality assets remaining relatively steady.

As of June 30, 2024, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $433 million. Based on contracts currently in place, the Company expects an average of 63 rigs operating under term contracts during the third quarter of 2024 and an average of 39 rigs operating under term contracts over the four quarters ending June 30, 2025.

For the second quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was $62 million, with adjusted gross profit of $11 million.

Completion Services

Second quarter Completion Services revenue totaled $805 million, with adjusted gross profit of $152 million. Revenue and adjusted gross profit in our Completion Services segment was impacted by slightly higher than anticipated calendar white space across several of our fleets in the second quarter. Service pricing was relatively steady on a sequential basis, with revenue per pump hour declining only slightly from the first quarter.

Our activity in natural gas basins fell further than we expected due to increased white space late in the quarter, with customers slowing completion activity in response to weak natural gas prices. Revenue in the Permian Basin, which was more than half of our Completion Services revenue in the second quarter, was in line with our expectations and the change in revenue sequentially outperformed the segment.

We continued to grow our electric frac equipment with additional capital efficient deployments in the second quarter, with approximately 10% of our pump hours generated by our electric fleets. We expect electric frac equipment to increase as a percent of our pump hours again in the third quarter. Each of our newbuild electric fleets that started up during the second quarter averaged more than 500 hours per month in each full month of operation. The extremely low non-productive time is a testament to the strong performance of our natural gas fueling business. Approximately 80% of our active fleets are capable of being powered by natural gas, which is likely to increase by the end of the year.

Drilling Products

Second quarter Drilling Products revenue totaled $86 million, with adjusted gross profit of $40 million. Second quarter revenue in the Drilling Products business was down 4% sequentially, with most of the decline in revenue a function of normal spring breakup in Canada. In the United States, revenue declined slightly, although U.S. revenue again outperformed the industry rig count on higher market share and steady pricing. International revenue was steady compared to the prior quarter. Adjusted gross margin was up, sequentially, even with a decline in revenue, due to steady pricing and strong cost controls.

The Drilling Products segment continued to make progress penetrating new markets, including realized revenue from deepwater offshore oil and gas projects in the North Sea, Gulf of Mexico, and Guyana.

Other

During the second quarter, Other revenue totaled $16 million, with adjusted gross profit totaling $6 million during the quarter.

Outlook

We expect to see relatively steady industry drilling activity compared to current levels through the rest of the year. We expect customers will continue to use completion activity to manage annual budgets, which is likely to impact frac activity with higher-than-normal calendar white space likely persisting through year-end. We think much of the impact from customer consolidation and weak natural gas prices is likely already reflected in the current industry activity.

Within the Drilling Services segment, we expect U.S. Contract Drilling to operate an average of 108 U.S. rigs in the third quarter, with adjusted gross profit per operating day of approximately $15,000. The reduction in adjusted gross profit per operating day relative to prior periods is largely the result of customer churn as well as the lower rig count’s impact on fixed cost absorption. Aside from U.S. Contract Drilling, we expect other Drilling Services adjusted gross profit will be down slightly in the third quarter compared to the prior quarter.

In our Completion Services segment, we expect to see less white space in the third quarter, relative to the second quarter, although we do still see elevated white space compared to normal operations, as our customers look to spend within their budgets for the year. We expect third quarter Completion Services adjusted gross profit to increase slightly relative to the second quarter. Activity in West Texas is expected to be steady, sequentially, with gains coming from higher activity in natural gas basins compared to the prior quarter.

In our Drilling Products segment for the third quarter, we expect continued growth in our International operations, as well as a seasonal recovery in Canada post-spring breakup. Revenue in the United States is expected to decline slightly on lower industry rig count, although we expect to again outperform a change in the industry rig count. We expect third quarter adjusted gross profit in our Drilling Products segment to increase slightly relative to the prior quarter.

For the third quarter, Other revenue and adjusted gross profit is expected to be roughly flat with the prior quarter.

For the third quarter, we expect selling, general and administrative expense of approximately $65 million, and depreciation, depletion, amortization, and impairment expense of approximately $265 million.

For purposes of the shareholder return target, the Company defines free cash flow as net cash provided by operating activities less capital expenditures. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Second Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2024, is scheduled for July 25, 2024, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 8671416. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "potential," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the successful integration and expected benefits of the recently completed NexTier merger and Ulterra acquisition on our financial condition, results of operations, strategy and plans and our ability to realize those benefits; synergies, costs and financial and operating impacts of acquisitions, including the NexTier merger and the Ulterra acquisition; the successful integration of NexTier and Ulterra operations and the future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; adverse oil and natural gas industry conditions; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, completion services and drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts of dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$75,036	$192,680
Accounts receivable, net	866,931	971,091
Inventory	172,405	180,805
Other current assets	165,003	141,122
Total current assets	1,279,375	1,485,698
Property and equipment, net	3,236,056	3,340,412
Goodwill	1,377,448	1,379,741
Intangible assets, net	992,189	1,051,697
Deferred tax assets, net	—	3,927
Other assets	137,263	158,556
Total assets	$7,022,331	$7,420,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476,460	$534,420
Accrued liabilities	329,226	446,268
Other current liabilities	45,511	69,747
Total current liabilities	851,197	1,050,435
Long-term debt, net	1,219,156	1,224,941
Deferred tax liabilities, net	280,432	248,107
Other liabilities	63,032	75,867
Total liabilities	2,413,817	2,599,350
Commitments and contingencies
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	4,599,110	4,812,292
Noncontrolling interest	9,404	8,389
Total equity	4,608,514	4,820,681
Total liabilities and stockholders’ equity	$7,022,331	$7,420,031

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
REVENUES	$1,348,194	$1,510,360	$758,885	$2,858,554	$1,550,687
COSTS AND EXPENSES:
Direct operating costs	971,164	1,077,139	488,085	2,048,303	1,000,744
Depreciation, depletion, amortization and impairment	267,638	274,956	126,814	542,594	254,994
Selling, general and administrative	64,578	64,984	33,257	129,562	63,823
Credit loss expense	(273)	5,231	—	4,958	—
Merger and integration expense	10,645	12,233	7,940	22,878	7,940
Other operating income, net	(10,786)	(11,182)	(1,793)	(21,968)	(7,359)

Total operating costs and expenses	1,302,966	1,423,361	654,303	2,726,327	1,320,142

OPERATING INCOME	45,228	86,999	104,582	132,227	230,545

OTHER INCOME (EXPENSE):
Interest income	1,867	2,189	1,212	4,056	2,452
Interest expense, net of amount capitalized	(17,913)	(18,335)	(9,738)	(36,248)	(18,564)
Other	224	850	2,323	1,074	3,809

Total other expense	(15,822)	(15,296)	(6,203)	(31,118)	(12,303)

INCOME BEFORE INCOME TAXES	29,406	71,703	98,379	101,109	218,242

INCOME TAX EXPENSE	17,785	19,997	13,765	37,782	33,950

NET INCOME	11,621	51,706	84,614	63,327	184,292

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	544	471	—	1,015	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$11,077	$51,235	$84,614	$62,312	$184,292

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$0.03	$0.13	$0.41	$0.15	$0.88
Diluted	$0.03	$0.13	$0.40	$0.15	$0.87
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	399,558	408,182	207,839	403,870	209,952
Diluted	399,558	409,819	208,984	403,870	211,188
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.16	$0.16

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six Months Ended
	June 30,
	2024	2023
Cash flows from operating activities:
Net income	$63,327	$184,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	542,594	254,994
Deferred income tax expense	36,252	29,080
Stock-based compensation	22,864	5,980
Net gain on asset disposals	(6,689)	(1,374)
Credit loss expense	4,958	—
Other	1,129	(216)
Changes in operating assets and liabilities	(101,022)	(75,550)
Net cash provided by operating activities	563,413	397,206

Cash flows from investing activities:
Purchases of property and equipment	(357,449)	(249,995)
Proceeds from disposal of assets	9,321	7,792
Other	(1,376)	(9)
Net cash used in investing activities	(349,504)	(242,212)

Cash flows from financing activities:
Purchases of treasury stock	(230,202)	(100,915)
Dividends paid	(64,368)	(33,507)
Payments of finance leases	(31,905)	—
Other	(6,063)	(7,837)
Net cash used in financing activities	(332,538)	(142,259)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	985	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(117,644)	12,735
Cash, cash equivalents and restricted cash at beginning of period	192,680	137,553
Cash, cash equivalents and restricted cash at end of period	$75,036	$150,288

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$440,289	$457,573	$489,659	$897,862	$967,386
Direct operating costs	$261,497	$271,737	$281,573	$533,234	$562,834
Adjusted gross profit (1)	$178,792	$185,836	$208,086	$364,628	$404,552
Depreciation, amortization and impairment	$98,607	$92,345	$90,400	$190,952	$181,693
Selling, general and administrative	$4,073	$3,879	$4,395	$7,952	$8,240
Other operating loss, net	$—	$—	$12	$—	$34
Operating income	$76,112	$89,612	$113,279	$165,724	$214,585
Capital expenditures	$58,426	$82,793	$82,634	$141,219	$171,913

Completion Services
Revenues	$805,373	$944,997	$250,241	$1,750,370	$543,509
Direct operating costs	$653,240	$745,594	$196,473	$1,398,834	$416,589
Adjusted gross profit (1)	$152,133	$199,403	$53,768	$351,536	$126,920
Depreciation, amortization and impairment	$138,693	$148,680	$25,976	$287,373	$52,001
Selling, general and administrative	$10,637	$10,964	$2,488	$21,601	$5,183
Other operating income, net	$(7,922)	$(9,870)	$—	$(17,792)	$—
Operating income	$10,725	$49,629	$25,304	$60,354	$69,736
Capital expenditures	$48,728	$123,377	$29,640	$172,105	$51,065

Drilling Products
Revenues	$86,054	$89,973	$—	$176,027	$—
Direct operating costs	$46,147	$48,630	$—	$94,777	$—
Adjusted gross profit (1)	$39,907	$41,343	$—	$81,250	$—
Depreciation, amortization and impairment	$23,176	$27,182	$—	$50,358	$—
Selling, general and administrative	$8,092	$7,661	$—	$15,753	$—
Operating income	$8,639	$6,500	$—	$15,139	$—
Capital expenditures	$13,958	$15,586	$—	$29,544	$—

Other
Revenues	$16,478	$17,817	$18,985	$34,295	$39,792
Direct operating costs	$10,280	$11,178	$10,039	$21,458	$21,321
Adjusted gross profit (1)	$6,198	$6,639	$8,946	$12,837	$18,471
Depreciation, depletion, amortization and impairment	$5,512	$5,411	$9,304	$10,923	$16,627
Selling, general and administrative	$253	$240	$233	$493	$468
Operating income (loss)	$433	$988	$(591)	$1,421	$1,376
Capital expenditures	$9,213	$3,797	$7,192	$13,010	$12,415

Corporate
Depreciation	$1,650	$1,338	$1,134	$2,988	$4,673
Selling, general and administrative	$41,523	$42,240	$26,141	$83,763	$49,932
Merger and integration expense	$10,645	$12,233	$7,940	$22,878	$7,940
Credit loss expense	$(273)	$5,231	$—	$4,958	$—
Other operating income, net	$(2,864)	$(1,312)	$(1,805)	$(4,176)	$(7,393)
Capital expenditures	$183	$1,388	$12,928	$1,571	$14,602

Total Capital Expenditures	$130,508	$226,941	$132,394	$357,449	$249,995
(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income	$11,621	$51,706	$84,614	$63,327	$184,292
Income tax expense	17,785	19,997	13,765	37,782	33,950
Net interest expense	16,046	16,146	8,526	32,192	16,112
Depreciation, depletion, amortization and impairment	267,638	274,956	126,814	542,594	254,994
Merger and integration expense	10,645	12,233	7,940	22,878	7,940
Adjusted EBITDA	$323,735	$375,038	$241,659	$698,773	$497,288

Total revenues	$1,348,194	$1,510,360	$758,885	$2,858,554	$1,550,687

Adjusted EBITDA by Operating Segment:
Drilling Services	$174,719	$181,957	$203,679	$356,676	$396,278
Completion Services	149,418	198,309	51,280	347,727	121,737
Drilling Products	31,815	33,682	—	65,497	—
Other	5,945	6,399	8,713	12,344	18,003
Corporate	(38,162)	(45,309)	(22,013)	(83,471)	(38,730)
Adjusted EBITDA	$323,735	$375,038	$241,659	$698,773	$497,288
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and impairment expense and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income. Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Free Cash Flow
(unaudited, dollars in thousands)

	Six Months Ended
	June 30,
	2024	2023
Free Cash Flow (1):
Net cash provided by operating activities	563,413	397,206
Less capital expenditures	(357,449)	(249,995)
Free cash flow	$205,964	$147,211
(1)We define free cash flow as net cash provided by operating activities less capital expenditures. We present free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of free cash flow may not be the same as similarly titled measures of other companies. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$440,289	$457,573	$489,659	$897,862	$967,386
Less direct operating costs	(261,497)	(271,737)	(281,573)	(533,234)	(562,834)
Less depreciation, amortization and impairment	(98,607)	(92,345)	(90,400)	(190,952)	(181,693)
GAAP gross profit	80,185	93,491	117,686	173,676	222,859
Depreciation, amortization and impairment	98,607	92,345	90,400	190,952	181,693
Adjusted gross profit (1)	$178,792	$185,836	$208,086	$364,628	$404,552

Completion Services
Revenues	$805,373	$944,997	$250,241	$1,750,370	$543,509
Less direct operating costs	(653,240)	(745,594)	(196,473)	(1,398,834)	(416,589)
Less depreciation, amortization and impairment	(138,693)	(148,680)	(25,976)	(287,373)	(52,001)
GAAP gross profit	13,440	50,723	27,792	64,163	74,919
Depreciation, amortization and impairment	138,693	148,680	25,976	287,373	52,001
Adjusted gross profit (1)	$152,133	$199,403	$53,768	$351,536	$126,920

Drilling Products
Revenues	$86,054	$89,973	$—	$176,027	$—
Less direct operating costs	(46,147)	(48,630)	—	(94,777)	—
Less depreciation, amortization and impairment	(23,176)	(27,182)	—	(50,358)	—
GAAP gross profit	16,731	14,161	—	30,892	—
Depreciation, amortization and impairment	23,176	27,182	—	50,358	—
Adjusted gross profit (1)	$39,907	$41,343	$—	$81,250	$—

Other
Revenues	$16,478	$17,817	$18,985	$34,295	$39,792
Less direct operating costs	(10,280)	(11,178)	(10,039)	(21,458)	(21,321)
Less depreciation, depletion, amortization and impairment	(5,512)	(5,411)	(9,304)	(10,923)	(16,627)
GAAP gross profit	686	1,228	(358)	1,914	1,844
Depreciation, depletion, amortization and impairment	5,512	5,411	9,304	10,923	16,627
Adjusted gross profit (1)	$6,198	$6,639	$8,946	$12,837	$18,471
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Drilling Services Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,
	2024	2024
U.S. Contract Drilling
Revenues	$378,398	$393,339
Less direct operating costs	(210,170)	(215,107)
Less depreciation, amortization and impairment	(89,333)	(85,926)
GAAP gross profit	78,895	92,306
Depreciation, amortization and impairment	89,333	85,926
Adjusted gross profit (1)	$168,228	$178,232

Operating days – U.S. (2)	10,388	11,024
Average revenue per operating day – U.S. (2)	$36.43	$35.68
Average direct operating costs per operating day – U.S. (2)	$20.23	$19.51
Average adjusted gross profit per operating day – U.S. (2)	$16.19	$16.17

Other Drilling Services
Revenues	$61,891	$64,234
Less direct operating costs	(51,327)	(56,630)
Less depreciation, amortization and impairment	(9,274)	(6,419)
GAAP gross profit	1,290	1,185
Depreciation, amortization and impairment	9,274	6,419
Adjusted gross profit (1)	$10,564	$7,604
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.